Exhibit 99.1

FOR RELEASE, Tuesday, January 12, 2010	For Further Information Contact:
5:00 a.m. Pacific Standard Time	Kelly Masuda, Investor Relations
(310) 893-7434 or kmasuda@kbhome.com
Heather Reeves, Media Contact
(310) 231-4142 or hreeves-x@kbhome.com
KB HOME REPORTS 2009 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
LOS ANGELES (January 12, 2010) — KB Home (NYSE: KBH), one of America’s premier homebuilders, today reported financial results for its fourth quarter and fiscal year ended November 30, 2009. Results include:
•
Revenues totaled $674.6 million in the fourth quarter of 2009, down 27% from $919.0 million in the fourth quarter of 2008, primarily due to lower housing revenues that were partly offset by higher revenues from land sales. Fourth quarter housing revenues of $618.7 million decreased 32% from $908.5 million in the prior year’s fourth quarter, as the number of homes delivered fell 22% on a year-over-year basis to 3,042 and the average selling price declined 12% over the same period to $203,400.

•
The Company reported net income of $100.7 million, or $1.31 per diluted share, in the fourth quarter of 2009, including an income tax benefit of $191.7 million. On a pretax basis, the Company posted a loss of $91.0 million for the quarter, mainly due to noncash charges of $77.2 million for inventory and joint venture impairments and the abandonment of land option contracts. In the fourth quarter of 2008, the Company reported a net loss of $307.3 million, or $3.96 per diluted share. The Company posted a total pretax loss in the fourth quarter of 2008 of $293.0 million, largely due to noncash charges of $265.9 million for inventory and joint venture impairments and land option contract abandonments, and $43.4 million for goodwill impairment.

•
The $191.7 million income tax benefit recorded in the fourth quarter of 2009 was primarily related to recently enacted tax legislation that extended the permitted carryback period for offsetting certain net operating losses against earnings from two years to five years. As a result, the Company filed for a federal tax refund of $190.7 million which is expected to be received during the first quarter of 2010.

•	The Company generated positive operating cash flows of $236.7 million during the fourth quarter of
Headquarters 10990 Wilshire Boulevard. Los Angeles, California Tel: 310.231.4000 Fax: 310.231.4222 kbhome.com

2009, and ended the year with $1.29 billion of cash and cash equivalents and restricted cash. The Company’s debt balance at November 30, 2009 was $1.82 billion, down $121.2 million from $1.94 billion at fiscal year-end 2008. The reduction was largely due to the redemption of public debt during 2009. The Company ended fiscal 2009 with no cash borrowings outstanding under its unsecured revolving credit facility. Its ratio of debt to total capital was 72.0% at November 30, 2009, compared to 70.0% a year ago. The Company’s ratio of net debt to total capital was 42.9% at November 30, 2009, compared to 45.4% a year ago, largely due to the substantial cash balance at the end of fiscal 2009.

•
Company-wide net orders increased 12% to 1,446 in the fourth quarter of 2009 from 1,296 in the year-earlier quarter, primarily due to a decrease in the Company’s cancellation rate. As a percentage of gross orders, the Company’s fourth quarter cancellation rate improved to 31% in 2009, compared to 46% in 2008. The Company’s backlog at November 30, 2009 totaled 2,126 homes, representing potential future housing revenues of approximately $422.5 million. At November 30, 2008, the Company’s backlog totaled 2,269 homes, representing potential future housing revenues of approximately $521.4 million.

•
For the year ended November 30, 2009, the Company delivered 8,488 homes at an average price of $207,100, compared to 12,438 homes delivered at an average price of $236,400 in the prior fiscal year. Total revenues of $1.82 billion for the year declined from $3.03 billion in fiscal 2008. The Company generated a net loss of $101.8 million, or $1.33 per diluted share, in fiscal 2009. In fiscal 2008, the Company reported a net loss of $976.1 million, or $12.59 per diluted share.

•
Effective December 28, 2009, the Company voluntarily reduced the aggregate commitment under its unsecured revolving credit facility from $650.0 million to $200.0 million. The decrease in the commitment will reduce the fees related to the facility.

“KB Home’s 2009 fiscal year culminated with a solid fourth quarter performance,” said Jeffrey Mezger, president and chief executive officer. “We substantially reduced our pretax loss from the prior year, expanded our housing gross margin for the fifth straight quarter, and generated positive operating cash flows that increased our cash balance at year end, further strengthening our overall financial position. In addition, we view the growth in our fourth quarter net orders as evidence that we are continuing to attract and meet the demands of today’s homebuyers, particularly those in our core first-time buyer segment.”
“From a broader perspective,” noted Mezger, “we believe our focus on transforming our product line, executing on our key strategic initiatives, and adhering to the disciplines of our core business model steadily produced positive momentum in our operating performance in 2009 as we generated improved year-over-year pretax results in each quarter, despite prolonged recessionary economic conditions.”
“Looking forward into 2010,” continued Mezger, “there are indications that housing market conditions may be stabilizing in some regions, reflecting, among other things, relatively high levels of affordability. This is tempered, however, and could ultimately be undermined, by persistent economic weakness and unemployment, changes in federal government monetary and fiscal policies and programs, and by the impact of rising foreclosures and mortgage loan delinquencies. Recognizing that further volatility and uncertain times may lie ahead, we will continue refining and executing on the strategic initiatives that have helped us to navigate the housing market downturn, maintain our financial condition, and position our business to capitalize on future growth opportunities.”
Company-wide revenues of $674.6 million in the fourth quarter of 2009 decreased 27% from $919.0 million in the fourth quarter of 2008, due to lower housing revenues, partly offset by higher land sale revenues. Housing revenues in the 2009 fourth quarter totaled $618.7 million, down 32% from $908.5 million in the year-earlier period, while land sale revenues rose to $52.7 million from $7.1 million in the fourth quarter of 2008. The decline in fourth quarter housing revenues reflected a 22% year-over-year decrease in the number of homes delivered and a 12% year-over-year decrease in the average selling price. The Company delivered 3,042 homes at an average selling price of $203,400 in the 2009 fourth quarter, compared to 3,912 homes delivered at an average selling price of $232,200 in the prior year period.
The Company’s homebuilding business narrowed its operating loss by $160.0 million, or 66%, to $81.5 million in the fourth quarter of 2009 from $241.5 million in the fourth quarter of 2008. The improvement was largely due to lower pretax, noncash charges for inventory impairments and the abandonment of land option contracts the Company no longer plans to pursue. These charges totaled $76.7 million in the 2009 fourth quarter compared to $205.7 million in the year-earlier quarter. The Company’s fourth quarter housing gross margin improved by 15.4 percentage points to positive 6.8% in 2009 from negative 8.6% in 2008. The Company’s housing gross margin, excluding inventory impairment and abandonment charges, was 19.0% and 13.9% in the fourth quarters of 2009 and 2008, respectively.
Company-wide land sales in the fourth quarter of 2009 generated a loss of $38.0 million, including $.7 million of inventory impairment charges related to planned future land sales. This compares to a profit of $1.1 million in the fourth quarter of 2008, including inventory impairment charges of $1.0 million. The 2009 fourth quarter loss reflected the opportunistic sale of certain non-strategic land assets to generate cash and further strengthen the Company’s financial position.
Selling, general and administrative expenses decreased 30% to $85.4 million in the fourth quarter of 2009 from $121.1 million in the year-earlier period. As a percentage of housing revenues, selling, general and administrative expenses were 13.8% in the fourth quarter of 2009, compared to 13.3% in the fourth quarter of 2008.
The Company’s equity in loss of unconsolidated joint ventures was $1.8 million in the fourth quarter of 2009, including $.5 million of impairment charges. This compares to a loss of $61.2 million in the fourth quarter of 2008, which included $60.2 million of impairment charges.
Financial services operations, which include the Company’s equity interest in an unconsolidated mortgage banking joint venture, reported pretax income of $7.5 million in the current quarter, compared to pretax income of $6.9 million in the prior year’s fourth quarter.
The Company posted a pretax loss of $91.0 million in the fourth quarter of 2009, representing a 69% improvement from the $293.0 million pretax loss reported in the fourth quarter of 2008. Net income for the 2009 fourth quarter totaled $100.7 million, or $1.31 per diluted share, including an income tax benefit of $191.7 million primarily due to recently enacted tax legislation that allowed for an extended carryback of net operating losses generated in 2009. In the fourth quarter of 2008, the Company reported a net loss of $307.3 million, or $3.96 per diluted share, including an after-tax valuation allowance charge of $98.9 million.

Net orders increased to 1,446 in the fourth quarter of 2009, up 12% from 1,296 in the year-earlier period, primarily reflecting the Company’s lower cancellation rate. The Company’s cancellation rate as a percentage of gross orders improved to 31% in the fourth quarter of 2009 from 46% in the fourth quarter of 2008. As a percentage of beginning backlog, the cancellation rate was 17% in the current quarter, compared to 23% in the year-earlier quarter. The Company’s backlog at the end of the 2009 fourth quarter decreased 6% to 2,126 homes from 2,269 homes at the end of the fourth quarter of 2008. At November 30, 2009, potential future housing revenues in backlog totaled $422.5 million, a 19% decrease from potential future housing revenues of $521.4 million at November 30, 2008, reflecting the impact of the lower number of homes in backlog and a lower average selling price.
For the year ended November 30, 2009, Company-wide revenues totaled $1.82 billion, down 40% from $3.03 billion in the prior year. The decrease was mainly due to lower housing revenues, which fell 40% to $1.76 billion in fiscal 2009 from $2.94 billion in fiscal 2008. The number of homes delivered in fiscal 2009 decreased 32% year-over-year to 8,488, and the average selling price declined 12% year-over-year to $207,100. The Company posted a net loss of $101.8 million, or $1.33 per diluted share, for the year ended November 30, 2009, including pretax, noncash charges of $206.7 million for inventory and joint venture impairments and land option contract abandonments. The net loss also included an income tax benefit of $209.4 million. In fiscal 2008, the Company generated a net loss of $976.1 million, or $12.59 per diluted share, including pretax, noncash charges of $748.6 million for inventory and joint venture impairments and land option contract abandonments, and $68.0 million for goodwill impairments. The net loss for fiscal 2008 also included a $355.9 million after-tax valuation charge against the net deferred tax assets generated during the year.
The Conference Call on the Fourth Quarter 2009 earnings will be broadcast live TODAY at 8:30 a.m. Pacific Standard Time, 11:30 a.m. Eastern Standard Time. To listen, please go to the Investor Relations section of the Company’s website at kbhome.com.
KB Home, one of the nation’s premier homebuilders, has delivered hundreds of thousands of quality homes for families since its founding in 1957. The Company is distinguished by its Built to Order™ homebuilding approach that puts a custom home experience within reach of its customers at an affordable price. KB Home’s award-winning homes and communities meet the needs of first-time homebuyers with flexible designs that also appeal to move-up buyers and active adults. Los Angeles-based KB Home was named the #1 homebuilder on FORTUNE® magazine’s 2009 “World’s Most Admired Companies” list. This marks the second year in a row and the third time in the past four years that KB Home has achieved the top ranking. The Company trades under the ticker symbol “KBH,” and was the first homebuilder listed on the New York Stock Exchange. For more information about any of KB Home’s new home communities call 888-KB-HOMES or visit www.kbhome.com.
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic and business conditions; adverse market conditions that could result in additional asset impairments or abandonment charges and operating losses, including an oversupply of unsold homes and declining home prices, among other things; conditions in the capital and credit markets (including consumer mortgage lending standards, the availability of consumer mortgage financing and mortgage foreclosure rates); material prices and availability; labor costs and availability; changes in interest rates; inflation; our debt level; weak or declining consumer confidence; increases in competition; weather conditions, significant natural disasters and other environmental factors; government actions and regulations directed at or affecting the housing market, the homebuilding industry, or construction activities; the availability and cost of land in desirable areas; legal or regulatory proceedings or claims; the ability and/or willingness of participants in our unconsolidated joint ventures to fulfill their obligations; our ability to access capital, including our capacity under our unsecured revolving credit facility; our ability to use the net deferred tax assets we have generated; our ability to successfully implement our current and planned product, geographic and market positioning (including, but not limited to, our plans to resume operations in the Washington, D.C. metro market) and cost reduction strategies; consumer interest in our new product designs, including The Open SeriesTM, and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Twelve Months and Three Months Ended November 30, 2009 and 2008
(In Thousands, Except Per Share Amounts)

	Twelve Months		Three Months
	2009	2008	2009	2008

Total revenues	$1,824,850	$3,033,936	$674,568	$919,037

Homebuilding:
Revenues	$1,816,415	$3,023,169	$671,401	$915,652
Costs and expenses	(2,052,935)	(3,883,812)	(752,945)	(1,157,115)

Operating loss	(236,520)	(860,643)	(81,544)	(241,463)

Interest income	7,515	34,610	1,105	5,370
Loss on early redemption/interest expense, net of amounts capitalized	(51,763)	(12,966)	(16,261)	(2,578)
Equity in loss of unconsolidated joint ventures	(49,615)	(152,750)	(1,804)	(61,186)

Homebuilding pretax loss	(330,383)	(991,749)	(98,504)	(299,857)

Financial services:
Revenues	8,435	10,767	3,167	3,385
Expenses	(3,251)	(4,489)	(682)	(1,172)
Equity in income of unconsolidated joint venture	14,015	17,540	5,038	4,660

Financial services pretax income	19,199	23,818	7,523	6,873

Total pretax loss	(311,184)	(967,931)	(90,981)	(292,984)
Income tax benefit (expense)	209,400	(8,200)	191,700	(14,300)

Net income (loss)	$(101,784)	$(976,131)	$100,719	$(307,284)

Basic and diluted earnings (loss) per share	$(1.33)	$(12.59)	$1.31	$(3.96)

Basic average shares outstanding	76,660	77,509	76,670	77,646

Diluted average shares outstanding	76,660	77,509	76,876	77,646

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	November 30,	November 30,
	2009	2008

Assets

Homebuilding:
Cash and cash equivalents	$1,174,715	$1,135,399
Restricted cash	114,292	115,404
Receivables	337,930	357,719
Inventories	1,501,394	2,106,716
Investments in unconsolidated joint ventures	119,668	177,649
Other assets	154,566	99,261

	3,402,565	3,992,148

Financial services	33,424	52,152

Total assets	$3,435,989	$4,044,300

Liabilities and stockholders’ equity

Homebuilding:
Accounts payable	$340,977	$541,294
Accrued expenses and other liabilities	560,368	721,397
Mortgages and notes payable	1,820,370	1,941,537

	2,721,715	3,204,228

Financial services	7,050	9,467

Stockholders’ equity	707,224	830,605

Total liabilities and stockholders’ equity	$3,435,989	$4,044,300

KB HOME
SUPPLEMENTAL INFORMATION
For the Twelve Months and Three Months Ended November 30, 2009 and 2008
(In Thousands)

	Twelve Months		Three Months
	2009	2008	2009	2008

Homebuilding revenues:

Housing	$1,758,157	$2,940,241	$618,685	$908,516
Land	58,258	82,928	52,716	7,136

Total	$1,816,415	$3,023,169	$671,401	$915,652

	Twelve Months		Three Months
	2009	2008	2009	2008

Costs and expenses:

Construction and land costs
Housing	$1,643,757	$3,149,083	$576,875	$986,525
Land	106,154	165,732	90,693	6,077

Subtotal	1,749,911	3,314,815	667,568	992,602
Selling, general and administrative expenses	303,024	501,027	85,377	121,113
Goodwill impairment	—	67,970	—	43,400

Total	$2,052,935	$3,883,812	$752,945	$1,157,115

	Twelve Months		Three Months
	2009	2008	2009	2008

Loss on early redemption/interest expense:

Interest incurred	$118,626	$146,014	$31,434	$33,373
Loss on early redemption of debt	976	10,388	—	—
Interest capitalized	(67,839)	(143,436)	(15,173)	(30,795)

Total	$51,763	$12,966	$16,261	$2,578

	Twelve Months		Three Months
	2009	2008	2009	2008

Other information:

Depreciation and amortization	$6,821	$11,379	$1,467	$2,185
Amortization of previously capitalized interest	138,179	129,901	59,347	43,643

KB HOME
SUPPLEMENTAL INFORMATION
For the Twelve Months and Three Months Ended November 30, 2009 and 2008

	Twelve Months		Three Months
	2009	2008	2009	2008

Average sales price:
West Coast	$315,100	$354,700	$321,400	$346,400
Southwest	172,000	229,200	161,100	218,400
Central	155,500	175,000	151,600	180,100
Southeast	168,600	201,800	160,900	185,400

Total	$207,100	$236,400	$203,400	$232,200

	Twelve Months		Three Months
	2009	2008	2009	2008

Homes delivered:
West Coast	2,453	2,972	864	1,024
Southwest	1,202	2,393	380	694
Central	2,771	3,348	1,016	841
Southeast	2,062	3,725	782	1,353

Total	8,488	12,438	3,042	3,912

Unconsolidated joint ventures	141	262	26	68

	Twelve Months		Three Months
	2009	2008	2009	2008

Net orders:
West Coast	2,395	2,252	417	375
Southwest	1,136	1,435	200	207
Central	2,969	2,054	491	353
Southeast	1,841	2,533	338	361

Total	8,341	8,274	1,446	1,296

Unconsolidated joint ventures	111	235	21	17

	November 30, 2009		November 30, 2008
	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value
Backlog data: (Dollars in thousands)
West Coast	523	$174,445	581	$211,713
Southwest	282	46,135	348	74,488
Central	919	137,271	717	120,954
Southeast	402	64,645	623	114,231

Total	2,126	$422,496	2,269	$521,386

Unconsolidated joint ventures	37	$15,577	71	$33,192

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
For the Twelve Months and Three Months Ended November 30, 2009 and 2008
(In Thousands, Except Percentages)
This press release contains information about the Company’s housing gross margin, excluding inventory impairment and abandonment charges, and the Company’s ratio of net debt to total capital, both of which are non-GAAP financial measures. The Company believes these non-GAAP measures are relevant and useful to investors in understanding its operations and the leverage employed in those operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because the housing gross margin, excluding inventory impairment and abandonment charges, and the ratio of net debt to total capital are not calculated in accordance with GAAP, these measures may not be completely comparable to other companies in the homebuilding industry and, accordingly, should not be considered in isolation or as an alternative to the operating performance measures prescribed by GAAP. Rather, these non-GAAP measures should be used to supplement their respective most directly comparable GAAP measures in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Housing Gross Margin, Excluding Inventory Impairment and Abandonment Charges
The following table reconciles the Company’s housing gross margin to the housing gross margin, excluding inventory impairment and abandonment charges:

	Twelve Months		Three Months
	2009	2008	2009	2008

Housing revenues	$1,758,157	$2,940,241	$618,685	$908,516
Housing construction and land costs	(1,643,757)	(3,149,083)	(576,875)	(986,525)

Housing gross margin	114,400	(208,842)	41,810	(78,009)
Add: Inventory impairment and abandonment charges	157,641	520,543	75,967	204,675

Housing gross margin, excluding inventory impairment and abandonment charges	$272,041	$311,701	$117,777	$126,666

Housing gross margin as a percent of housing revenues	6.5%	-7.1%	6.8%	-8.6%

Housing gross margin, excluding inventory impairment and abandonment charges, as a percent of housing revenues	15.5%	10.6%	19.0%	13.9%

Housing gross margin, excluding inventory impairment and abandonment charges, is a non-GAAP financial measure and is defined by the Company as housing revenues less housing construction and land costs before pretax, noncash inventory impairment and abandonment charges associated with housing operations recorded during a given period. The most directly comparable GAAP measure is housing gross margin. The Company believes housing gross margin, excluding inventory impairment and abandonment charges, is a relevant and useful measure to investors in evaluating the Company’s performance as it measures the gross profit the Company generated specifically on the homes delivered during a given period and enhances the comparability of housing gross margins between periods. This measure assists management in making strategic decisions regarding community locations and investment product mix, product pricing and construction pace. The Company also believes investors will find housing gross margin, excluding inventory impairment and abandonment charges, relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of charges for inventory impairments or abandonments.
Ratio of Net Debt to Total Capital
The following table reconciles the Company’s ratio of debt to total capital to the ratio of net debt to total capital:

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages)

	November 30,
	2009	2008

Mortgages and notes payable	$1,820,370	$1,941,537
Stockholders’ equity	707,224	830,605

Total capital	$2,527,594	$2,772,142

Ratio of debt to total capital	72.0%	70.0%

Mortgages and notes payable	$1,820,370	$1,941,537
Less: Cash and cash equivalents and restricted cash	(1,289,007)	(1,250,803)

Net debt	531,363	690,734
Stockholders’ equity	707,224	830,605

Total capital	$1,238,587	$1,521,339

Ratio of net debt to total capital	42.9%	45.4%

The ratio of net debt to total capital is a non-GAAP measure and is calculated by dividing mortgages and notes payable, net of homebuilding cash and cash equivalents and restricted cash, by total capital (mortgages and notes payable, net of homebuilding cash and cash equivalents and restricted cash, plus stockholders’ equity). The most directly comparable GAAP measure is the ratio of debt to total capital. The Company believes the ratio of net debt to total capital is a relevant and useful measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain financing.